May 14, 1998


Big Sky Transportation Co.
1601 Aviation Pl.
Billings MT  59105

Dear Sirs/Madams:

At your request, we have read the description included in your Form 10-QSB for the quarter ended March 31, 1998, of the facts relating to your change in accounting for engine overhaul reserve payments for the Company's leased aircraft. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-QSB is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any financial statements of Big Sky Transportation Co. as of any date or for any period subsequent to June 30, 1997. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-QSB, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Big Sky Transportation Co. as of any date or for any period subsequent to June 30, 1997.

Yours truly,

Eide Bailly LLP

/s/ John W. Jacobsen

John W. Jacobsen, Partner

glw








401 N 31st St.  Suite 1120  PO Box 7112  Billings, Montana 59103
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